SCHEDULE 14A INFORMATION
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ENTERASYS NETWORKS, INC.
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Proxy Information
In connection with Enterasys’ solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Enterasys will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov. Shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) on the Web at www.enterasys.com, or by directing a request by mail or telephone to Enterasys Networks, Inc., 50 Minuteman Road, Andover, MA, 01810, Attention: Investor Relations; Telephone: 978-684-1473.
Enterasys and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Enterasys’ shareholders in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Enterasys’ proxy statement relating to proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Enterasys common stock as of August 30, 2005, is also set forth in the Schedule 14A filed by Enterasys on September 15, 2005, with the SEC.
This filing contains forward-looking statements regarding future events, activities and financial performance, such as management’s expectations regarding future revenue and cash flow; strategic relationships and market opportunities; product development; and other business strategies and objectives. These statements may be identified with such words as “we expect,” “we believe,” “we anticipate,” or similar indications of future expectations. These statements are neither promises nor guarantees, and actual future financial performance, events and activities may differ materially. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. We expressly disclaim any obligation to update such statements publicly to reflect changes in the expectations, assumptions, events or circumstances on which such statements may be based or that may affect the likelihood that actual results will differ materially.
Some risks and uncertainties that may cause actual results to differ materially from these forward-looking statements include, but are not limited to: risks associated with the proposed merger; worldwide and regional economic uncertainty and recent political and social turmoil may continue to negatively affect our business and revenue; we have a history of losses in recent years and may not operate profitably in the future; our quarterly operating results may fluctuate, which could cause us to fail to meet quarterly operating targets and result in a decline in our stock price; we earn a substantial portion of our revenue for each quarter in the last month of each quarter, which reduces our ability to accurately forecast our quarterly results and increases the risk that we will be unable to achieve previously forecasted results; we continue to introduce new products, and if our customers delay product purchases or choose alternative solutions, or if sales of new products are not sufficient to offset declines in sales of older products, our revenue could decline, we may incur excess and obsolete inventory charges, and our financial condition could be harmed; we may be unable to upgrade our indirect distribution channels or otherwise enhance our selling capabilities, which may hinder our ability to grow our customer base and increase our revenue; we have experienced significant changes in senior management and our current management team has been together for only a limited time, which could limit our ability to achieve our objectives and effectively operate our business; there is intense competition in the market for enterprise network equipment, which could prevent us from increasing our revenue and achieving profitability; a portion of the enterprises we sell to rely in whole or in part on public funding and often face significant budgetary pressure, and if these customers must delay, reduce or forego purchasing from us, our revenues could be harmed; we depend upon a limited number of contract manufacturers for substantially all of our manufacturing requirements, and the loss of any of our primary contract manufacturers would impair our ability to meet the demands of our customers; and those additional risks and uncertainties discussed in our most recent filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q for the fiscal quarter ended October 1, 2005.
This filing is a script of the Customer and Partner Conference Call held by Enterasys Networks, Inc. (the “Company”).
Enterasys Networks
Customer and Partner Conference Call
November 16, 2005

Enterasys Networks
Customer and Partner Conference Call
November 16, 2005
FINAL
Mark Aslett:
Hello everyone.
This week we announced that Enterasys has agreed to be acquired by a group of private equity investors. Following the announcement, I’ve spoken to many of our customers and partners, answering their questions about how our going private will affect their specific relationship with Enterasys. Overall, their reactions have been very favorable.
Since many of their questions have generally been similar, I thought it would make sense to host a conference call and share these questions and answers with you. Then, I’ll take your questions. I’m glad that you were able join us.
First, let me provide some background on the transaction itself.

Enterasys has signed a definitive agreement to be acquired by an investment group led by The Gores Group and Tennenbaum Capital Partners. Under the terms of the agreement, each outstanding share of Enterasys common stock will be converted into the right to receive $13.92 in cash. That’s a premium of 32 percent over the closing price on the New York Stock Exchange on November 11, 2005. We expect to close the deal in the first quarter of fiscal 2006, subject to approval by our shareholders and other customary closing conditions, including regulatory approvals.
The vision of the Gores and Tennenbaum team dovetails very nicely with ours. Both investment firms have established track records of successfully working with management to grow companies in the technology space. In addition to helping us pursue organic growth with customers and partners like you, we believe the transaction creates a platform that will enable Enterasys to now actively participate in future networking industry consolidation.
The management team and I believe this is good news for Enterasys customers, partners, shareholders and employees alike. The investor group’s long-term interests are closely aligned with yours and ours, since the overall success of the transaction depends on growing the business rather than eliminating products or reducing service and support levels.
We don’t expect the transaction to have any noticeable effect on our working relationships with customers and partners or on our product roadmap.
On a day-to-day basis, it will continue to be business-as-usual here at Enterasys. The current senior management team will continue to lead the Company as an independent business and our headquarters will remain in Andover, Massachusetts. Most important, we remain committed to serving your needs with our Secure Networks™ solutions and to providing you with the high levels of support on which we’ve built our reputation.
With that, let me take you through the most commonly asked questions, starting with: “Why did this private equity group decide to invest in Enterasys?”
The answer itself has several parts. We’ve successfully repositioned the company’s strategy and business model, and achieved an industry leadership position with Secure Networks. We believe we have the networking industry’s most up-to-date product and solutions portfolio, focused completely on our differentiated embedded security capabilities. And that’s because, over the past two years, we’ve fully refreshed the entire product line. We have a loyal and growing customer base, and a strong intellectual property position. We have a capable and experienced management team. We’ve substantially completed an operational restructuring that’s essentially returned the company to profitability.
We believe Enterasys is an attractive investment to the Gores and Tennenbaum group because we’ve entered a new organic growth phase, and the Company represents an excellent platform for participating in industry consolidation. And last—but certainly not least, we have a talented and dedicated workforce.
Another question I’ve been asked is: “Will there be lay-offs?”
As you may know, we’ve been working to reposition Enterasys and accelerate our path to profitability for the past two years. Restructuring and lay-offs have been a part of that. However, our Q3 results demonstrate that we’re moving out of that phase, which is one reason why the

Gores and Tennenbaum group sees Enterasys as an attractive opportunity.
We expect to follow through on the remaining actions in the restructuring plan that we announced back during our investor call back in April. However, this transaction is primarily about accelerating our growth—and not, we believe—about restructuring, layoffs, reducing customer service levels or cutting product development activities.
That brings us to our next question, which is: “Will I see any change in my service or customer support levels?”
The answer is a definitive “no.” Our new partners are just as committed as we are to growing the business and creating a new and successful chapter in the Company’s history. The only way we can make that happen is by successfully meeting your needs as customers and partners—now and in the future.
Another question I’ve been asked is: “Will there be any changes in the product roadmap or sales model?”
No. The new investors support our business model and our strategic direction—which is to strengthen our position as the world leader in secure networking technology. They want us to continue to do what we have been doing, and would like us to do it better and faster. Our field sales force, two-tier distribution model and our relationships with large systems integrator partners are solid and we will work to make them even more effective going forward.
I’ve also been asked: “Will you be changing the name of the Company or moving the headquarters?”
No, we’re planning to keep the Enterasys name, and there are no new plans to move or close any of our facilities.
I was asked yesterday as to the timing of the transaction, basically saying: “You seem to be on the rebound in terms of your stock price. Why did you decide to go private at this particular time? What are the advantages to being a privately-held company?
We believe that going private will allow us to accelerate our growth. When you run a public company, you have to make trade-offs between short-term results and long-term investments. Going forward, we will still have to make tradeoffs, but we will have much greater flexibility to put more emphasis on the long term. And I know our customers and partners definitely favor that.
In addition, we believe the financial backing of our investment partners should enable Enterasys to actively participate in future networking industry consolidation.
An obvious question when’re you’re dealing with private equity that I was asked is: “Will the new investors break up the company?”
We firmly believe our new investors have no such plan. Gores, Tennenbaum and the other members of the group typically hold on to the companies they acquire for several years. Let me be very clear. This is much more than a buy-and-hold strategy. It’s a strategy geared toward generating growth and greater value. And we’re pleased to be working with investors who share our long-term horizon.
I was also asked: “What’s happening to senior management?”
The senior management team will remain in place, and I will continue as president and CEO. I also will be a member of the new board of directors. The entire team is very excited by the opportunity and committed to making this a success.
I’ve also had the question: “Is there anything that could derail the deal, and what would that mean for Enterasys if it happened?”
We’re very optimistic about seeing the deal close in the first quarter of 06. Obviously, we can’t guarantee that. There are the usual closing conditions, along with shareholder and regulatory approvals that apply to deals of this nature. As many of our customers and partners have noted, our view is that Enterasys has turned the corner financially and operationally. We have solid momentum as a public company today, and I see no reason for that changing if we were to continue to operate as a public company.
Another question I’ve been asked is: “How do the employees feel about the deal?”
From what I’ve seen over the past few days, our employees are feeling very good about the transaction. They understand that it’s a validation of their hard work over the last few years since we launched Secure Networks. I think they see it as an opportunity to accelerate our results and create an even brighter future for Enterasys and for themselves as employees.
And the final question—probably the most personal—is: “How do you feel about the deal yourself, Mark?”
Basically, I couldn’t be more pleased. I firmly believe that Enterasys will benefit from the financial backing and insight that our new investors will bring to the table. They have tremendous experience and a great track record of success in the technology sector. I expect Enterasys to share the same success going forward. Our future partners believe—as we all do—that Enterasys has excellent prospects for future growth.
With that, operator, I’d now like to open the call for other questions.
(Q&A session)
Mark:
Now I’d like to hand the call over to Kevin Flanagan, who has some important information about the proxy process:

KEVIN:
Thanks, Mark. In connection with Enterasys’ solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Enterasys will file with the Securities and Exchange Commission, and will furnish to its shareholders a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov.
Shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) on the Web at www.enterasys.com, or by directing a request by mail or telephone to Enterasys Networks, Inc., 50 Minuteman Road, Andover, MA, 01810, Attention: Investor Relations; Telephone: 978-684-1473.
Enterasys and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Enterasys’ shareholders in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Enterasys’ proxy statement relating to proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Enterasys common stock as of August 30, 2005, is also set forth in the Schedule 14A filed by Enterasys on September 15, 2005, with the SEC. Mark—
MARK:
With that, I’ll close simply by thanking you for joining us today. If you’d like to follow up, please contact your account manager to set up a phone call with one of our senior executives or with myself.
We deeply appreciate your business and continued support.
This concludes our call.

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